Exhibit 99.3

American CryoStem Corporation
Pro Forma Financial Information

	Year Ended 31-Dec-09	Year Ended 31-Dec-10	Quarter Ended 31-Mar-11

Current assets	$29,806	$48,449	$219,795
Total assets	$67,171	$295,289	$439,200
Total liabilities	$228,604	$214,839	$219,761
Shareholder equity	($131,627)	($80,450)	$219,439
Revenues	$38,500	$189,000	$24,500
Net income (loss)	($814,114)	($2,134,657)	($486,158)
Loss per share	($0.04)	($0.04)	($0.01)
Shares outstanding	27,307,416	64,192,916	67,312,916